FOR IMMEDIATE RELEASE
February 18, 2015

CONTACT: Eric Amig

(212) 441-6807

Brian Finnegan

(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2014 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2014. In the fourth quarter of 2014, the FHLBNY earned $77.0 million in net income, a decrease of $11.8 million, or 13.3 percent, from net income of $88.8 million for the fourth quarter of 2013. The lower results in the fourth quarter of 2014 were due mainly to lower market interest rates and the cost of a debt repurchase program. Return on average equity (“ROE”) for the fourth quarter of 2014 was 4.70 percent, compared to ROE of 5.59 percent for the fourth quarter of 2013. The FHLBNY’s net income for 2014 was $314.9 million, an increase of $10.3 million, or 3.4 percent, from net income of $304.6 million for 2013.

“At the Federal Home Loan Bank of New York it is our mission to provide our members with constant and reliable access to funding, and we successfully acted on this mission throughout 2014,” said José R. González, president and CEO of the FHLBNY. “The importance of this mission was reflected at the end of 2014 in the overwhelming response from our members to proposed revisions to membership regulations that, if adopted, could potentially alter our relationship with our members. The importance of this mission is reflected in communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands, where the partnership between the FHLBNY and local lenders benefits neighborhoods, families and businesses alike. Our consistent success has also allowed us to continue to make a significant and positive impact in our region’s affordable housing needs, as our members utilize our Community Investment programs to support affordable housing initiatives and increase responsible homeownership opportunities. We are proud that our members continue to rely on their Federal Home Loan Bank membership to invest in the communities we all serve.”

As of December 31, 2014, total assets were $132.8 billion, an increase of $4.5 billion, or 3.5 percent, from total assets of $128.3 billion as of December 31, 2013. The increase in total assets was primarily the result of an increase in advances during the period, driven primarily by the borrowings of several member-lenders. As of December 31, 2014, advances were $98.8 billion, an increase of $8 billion, or 8.8 percent, from $90.8 billion as of December 31, 2013.

As of December 31, 2014, total capital was $6.5 billion, almost unchanged from total capital at December 31, 2013. The FHLBNY’s retained earnings increased during 2014 by $84.3 million to $1.08 billion as of December 31, 2014. The FHLBNY’s level of unrestricted retained earnings was $862.7 million as of December 31, 2014, and its restricted retained earnings balance was $220.1 million as of the same date. At December 31, 2014, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY set aside $35.1 million for its Affordable Housing Program for the year ended December 31, 2014, an increase of $1.1 million, or 3.2 percent, from $34 million for the year ended December 31, 2013.

The FHLBNY will publish its 2014 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 23, 2015.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves more than 340 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.